Exhibit 5
January 10, 2007

Gold Resource Corporation
222 Milwaukee Street, Suite 301
Denver, CO 80206

Re: Registration Statement on Form SB-2 Covering Resale of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Gold Resource Corporation, a Colorado corporation (the “Company”), in connection with the registration by the Company of 5,859,700 shares of Common Stock which are presently outstanding and held by the selling shareholders (the “Reoffer Shares”) as more fully set forth in the Registration Statement on Form SB-2, as filed by the Company herewith and as may subsequently be amended.

In such capacity, we have examined, among other documents, the Articles of Incorporation and Bylaws, each as amended to date, and minutes of meetings of its Board of Directors and shareholders, the Registration Statement on Form SB-2, to be filed by the Company this date, as the same may be further amended from time to time (“Registration Statement”) and such other documents as we have deemed appropriate.

The attorneys of our firm are admitted to the Bar in the State of Colorado only. Accordingly, our opinion covers Colorado law only, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

1. The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado.

2. All of the Reoffer Shares have been legally and validly authorized and issued under the Articles of Incorporation of the Company and are fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5 thereto.

Sincerely,

/s/ DUFFORD & BROWN, P.C.
DUFFORD & BROWN, P.C.